Exhibit B


                                   Before the

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION


PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
Release No.        , 2002

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In the Matter of:

NorthWestern Corporation
125 S. Dakota Ave.
Sioux Falls, SD  57104


(70-      )
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               NorthWestern Corporation ("NorthWestern"), an energy and
communications company that is a public-utility company but not a holding company within the meaning of the Public Utility Holding Company Act of 1935 (the "Act"), seeks an order of the United States Securities and Exchange Commission ("Commission") finding that NorthWestern is exempt from all provisions of the Act, other than Section 9(a)(2), pursuant to Section 3(a)(3) in connection with its acquisition of certain utility operations and related nonutility businesses of The Montana Power Company.

               NorthWestern is seeking an exemption under Section 3(a)(3) for a period not anticipated to exceed eighteen months during which it will restructure and cease to be a holding company.

               The Application and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by ______, 2002 to the Secretary, Securities and Exchange Commission, 450 Fifth St., N.W., Washington, D.C. 20549.